SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Mutual Fund Select Group
Address of Principal Business Office (No. & Street, City, State,
Zip Code): 101 Park Avenue, New York, New York 10178
Telephone Number (including area code): (212) 492-1600
Name and address of agent for service of process: George
Martinez, Esq., BISYS Fund Services, Inc., 3435 Stelzer Road,
Columbus, Ohio 43219

Check Appropriate Box:
                  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                    SIGNATURE
                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 1st day of October, 1996.

[SEAL]


                                         MUTUAL FUND SELECT GROUP
                                   -------------------------------------
                                          (Name of Registrant)



                                         By: ___________________________
                                             H. Richard Vartabedian
                                             President


Attest: _______
        Ann E. Bergin
        Secretary